UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)      May 7, 2008

SUN-TIMES MEDIA GROUP, INC.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)
1-14164	95-3518892
(Commission File Number)	(I.R.S. Employer Identification No.)

350 North Orleans, 10-S Chicago, Illinois	60654
(Address of principal executive offices)	(Zip Code)

(312) 321-2299
(Registrant’s Telephone Number, Including Area Code)

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.01	NOTICE OF DELISTING OR FAILURE TO SATISFY A CONTINUED LISTING RULE OR STANDARD; TRANSFER OF LISTING.

On May 7, 2008, NYSE Regulation, Inc. announced that it intends to suspend the trading in Sun-Times Media Group, Inc. (the “Company”) Class A Common Stock on the New York Stock Exchange (the “NYSE”) prior to the market opening on May 14, 2008. The determination to suspend trading was based on the fact that the Company is not in compliance with the NYSE’s continued listing standards because over a consecutive 30 trading day period the Company’s average total market capitalization was less than $75 million and the Company’s most recently reported shareholders’ equity was below $75 million. In addition, the Company has fallen below the NYSE’s continued listing standards for $1.00 average closing price over a consecutive 30 trading day period. On May 7, 2008, the Company announced it notified NYSE Regulation that the Company did not intend to attempt to cure the non-compliance with the NYSE’s continued listing standards relating to average closing share price and average market capitalization. On May 8, 2008, the Company was formally notified by NYSE Regulation that it determined that the stock should be delisted from the NYSE. The Company expects that after its delisting from the NYSE, the Company’s Class A Common Stock will trade on the OTC Bulletin Board. However, there can be no assurance as to the volume and liquidity of trading that will result or the extent to which brokers will be willing to make a market in the Class A Common Stock.

A copy of the press release issued by the Company is included as Exhibit 99.1 and incorporated by reference herein.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.
(d)	Exhibits.
EXHIBIT NO.	DESCRIPTION
99.1	Press Release, dated May 7, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

SUN-TIMES MEDIA GROUP, INC. (Registrant)
Dated: May 13, 2008	By:	/s/ James D. McDonough
Name: James D. McDonough Title: Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated May 7, 2008